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                                      EX-3
                                EXHIBIT 3(a)(3)

                              ARTICLES OF AMENDMENT

                                       OF

                         INTER*ACT SYSTEMS, INCORPORATED

        The undersigned corporation hereby submits pursuant to Sections 55-6-02 and 55-10-06 of the North Carolina General Statutes these Articles of Amendment for the purpose of amending its Articles of Incorporation.

        1. The name of the corporation is Inter*Act Systems, Incorporated.

        2. The Articles of Incorporation of the corporation are hereby amended by replacing the Statement of Rights and Preferences of the 10% Series A Mandatorily Convertible Preferred Stock attached thereto with the Amended and Restated Statement of Rights and Preferences of the 10% Series A Mandatorily Convertible Preferred Stock attached hereto.

        3. The foregoing amendment to the Articles of Incorporation was duly adopted by the Board of Directors on March 15, 1999.

        4. The foregoing amendment to the Articles of Incorporation was duly approved at a meeting held for that purpose on March 26, 1999 by (i) holders of more than a majority of the outstanding votes represented by the shares of the common stock and 10% Series A Mandatorily Convertible Preferred Stock of the corporation voting together as a single voting group and (ii) by holders of more than 75% of the outstanding shares of the 10% Series A Mandatorily Convertible Preferred Stock of the corporation, in the manner prescribed by the North Carolina Business Corporation Act.

        This the 29th day of March, 1999.

                                     INTER*ACT SYSTEMS, INCORPORATED

                                     By: /s/ Stephen R. Leeolou
                                         ---------------------------------------
                                     Stephen R. Leeolou, Chief Executive Officer






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                              Amended and Restated
                   Statement of Rights and Preferences of the
              10% Series A Mandatorily Convertible Preferred Stock
                       of Inter*Act Systems, Incorporated

        Section 1. Number and Designation. A series consisting initially of 700,000 shares of the authorized preferred stock of the corporation, no par value, is designated "10% Series A Mandatorily Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall not be increased but may be decreased from time to time by resolution of the Board of Directors; provided, that the number of authorized shares of Series A Preferred Stock shall be increased by the number of shares of Series A Preferred Stock issued in respect of dividends pursuant to Section 3(b) hereof.

        Section 2. Ranking. For purposes of this Statement of Rights and Preferences, any stock of any class or classes of the corporation shall be deemed to rank:

        (a) prior to the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of Series A Preferred Stock;

        (b) on a parity with Series A Preferred Stock (the "Parity Stock"), either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, shall be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, without preference or priority, one over the other, as between the holders of such stock and the holders of Series A Preferred Stock; or

        (c) junior to Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be the common stock, no par value, of the corporation (the "Common Stock") or if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

        Section 3. Dividends and Distributions.

        (a) For each semi-annual dividend period (a "Dividend Period") dividends payable on each share of Series A Preferred Stock shall be payable at a rate of 10% per annum of the initial liquidation preference of $100 per share divided by two. Each Dividend Period shall commence on the April 1 and October 1 following the last day of the preceding Dividend Period and shall end on and include the day next preceding the first day of the next Dividend Period. Dividends shall be cumulative from the date of original issue and shall be payable, when, as and if declared





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by the Board of Directors or by a duly authorized committee thereof, on March 31 and September 30 of each year, commencing on March 31, 1999. Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the corporation on such record date, not exceeding 45 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the corporation or by a duly authorized committee thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the corporation or by a duly authorized committee thereof.

        (b) Dividends payable on shares of Series A Preferred Stock for any period greater or less than a full Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period. Notwithstanding paragraph (a) of this Section 3, any dividends payable on the shares of Series A Preferred Stock prior to a Qualified Public Offering (defined below), including without limitation any or all dividends in arrears, shall be paid in additional shares of Series A Preferred Stock. The corporation shall pay such dividend by issuing to such holder of Series A Preferred Stock additional shares of Series A Preferred Stock having an aggregate initial liquidation preference equal to the amount of cash dividends otherwise payable to such holder.

        (c) No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of Series A Preferred Stock and any other series of Parity Stock, all dividends declared upon shares of this Series and such other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other. Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

        (d) So long as any shares of Series A Preferred Stock are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this series as to dividends and upon liquidation and other than as provided in paragraph (c) of this Section 3) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the corporation

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ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the corporation (except by conversion into or exchange for stock of the corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or declared and set aside for payment for all past Dividend Periods.

        Section 4. Voting Rights.

        (a) Except as otherwise expressly provided herein or as required by law, the holders of each share of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders for voting, voting together with the holders of Common Stock as a single group, and shall be entitled to notice of any shareholders' meeting in accordance with applicable law and the Bylaws of the corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such matter as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is convertible pursuant to Section 5(a) on the record date with respect to such matter. Except as provided in the next succeeding sentence, the approval of holders of 75% of the outstanding shares of Series A Preferred Stock shall be required prior to the corporation's issuing any shares of a class of preferred stock that ranks on a parity with or senior to the Series A Preferred Stock. Notwithstanding the foregoing sentence, the corporation may issue up to $90 million of Series A Preferred Stock and Parity Stock without the approval of any holders of Series A Preferred Stock. The corporation may not amend or alter any of this Statement of Rights and Preferences without the approval of the holders of 75% of the outstanding Series A Preferred Stock.

        Section 5. Conversion of Series A Preferred Stock. The holders of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is equal to the Liquidation Preference on the date of conversion divided by $8.50, as adjusted pursuant to Section 5(g) below (the "Conversion Price").

        (b) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is equal to the Liquidation Preference on the date of conversion divided by the Conversion Price, upon (i) the closing of the sale of the Common Stock in a Qualified Public Offering (defined below), (ii) the closing of any Transaction (as defined in Section 5(h) below) in which each holder of shares of Series A Preferred Stock is entitled to receive an

                                       4






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amount of cash or marketable securities having a current market value at least equal to the Liquidation Preference of such shares of Series A Preferred Stock (a "Qualified Transaction") or (iii) the vote or written consent of holders of not less than 75% of the outstanding shares of Series A Preferred Stock. Notice of any Qualified Public Offering or Qualified Transaction shall be given to each holder of Series A Preferred Stock at least thirty days prior to anticipated date of closing and conversion. "Qualified Public Offering" means a firm commitment, public offering of the Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, underwritten by a securities firm of nationally recognized standing with an aggregate offering price to the public of not less than $30 million and a price per share not less than the Conversion Price.

        (c) Mechanics of Conversion.

                (i) To convert shares of Series A Preferred Stock into shares of Common Stock, the holder of such shares of Series A Preferred Stock shall (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock, (B) give written notice to the corporation at such office that it elects to convert the same, (C) state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued and (D) deliver to the corporation an executed joinder agreement pursuant to which such holder agrees to become a party to and be bound by the Shareholders' Agreement dated as of April 16, 1993 among the corporation and the holders of Common Stock, as amended (the "Shareholders' Agreement"). The corporation shall, as soon as practicable thereafter and at its expense, issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                (ii) If the conversion is mandatory pursuant to Section 5(b) of this Statement of Rights and Preferences, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such Qualified Public Offering, the closing of such Qualified Transaction or the vote or written consent of holders of not less than 75% of the outstanding shares of Series A Preferred Stock, as the case may be, and the Series A Preferred Stock shall be deemed to have been converted immediately prior to the occurrence of such event.


        (d) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free of preemptive rights, solely for the purpose of effecting the conversion of the shares of

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Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

        (e) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the same fraction of the fair market value per share as of the date of conversion.

        (f) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, including without limitation the adjustments required under this
Section 5, and will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

        (g) Adjustment to Conversion Price. The Conversion Price shall be adjusted as follows:

                (i) If, at any time during the period when the Series A Preferred Stock remains outstanding, the corporation shall declare and pay on shares of Common Stock a dividend payable in shares of Common Stock or shall split the then outstanding shares of Common Stock into a greater number of shares, then the number of shares of Common Stock which the holders of the Series A Preferred Stock would receive upon conversion thereof, as in effect at the time of taking of a record for such dividend or at the time of such stock split, shall be proportionately increased and the Conversion Price shall be proportionately decreased, and conversely, if at any time the corporation shall contract or reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares, then the number of shares which may be purchased upon the

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        conversion of the Series A Preferred Stock at the time of such action shall be proportionately decreased as of such time, and the Conversion Price shall be proportionately increased.

                (ii) If the corporation shall issue or sell shares of its Common Stock (including without limitation shares issued upon exercise of options, rights or warrants) at a price per share (taking into account, to the extent applicable, any price paid for the option, right or warrant) less than the Conversion Price, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to an amount equal to (i) the cash consideration per share received by the corporation as consideration for such sale or issue, plus (ii) the per share amount of any other consideration received by the corporation as consideration for such sale or issue, as such amount shall be determined in good faith by the Board of Directors of the corporation, whose determination shall be conclusive and described in a resolution of the Board of Directors.

                (iii) If the corporation shall issue or sell securities convertible into Common Stock entitling the holders thereof to convert such securities into shares of Common Stock at a conversion price per share (i.e., the amount payable upon involuntary liquidation, in the case of preferred stock, or the principal amount, in the case of debt, divided by the number of shares of Common Stock issuable upon conversion thereof) which is less than the Conversion Price, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to an amount equal to such lower conversion price, as such amount shall be determined in good faith by the Board of Directors of the corporation, whose determination shall be conclusive, and described in a resolution of the Board of Directors.

                (iv) Notwithstanding anything to the contrary contained herein, the provisions of paragraphs (i), (ii) and (iii) of this Section 5(g) shall not apply with respect to the issuance of any Excluded Securities (as defined below). For the purposes hereof, "Excluded Securities" means
        (A) shares of Common Stock issued in connection with the exercise or grant of options or rights granted to employees, directors or consultants of the corporation pursuant to the terms of any stock compensation plan of the corporation in effect on March 1, 1999 or adopted by the shareholders of the corporation after March 1, 1999, (B) shares of Common Stock to be issued in connection with the exercise of options or warrants issued by the corporation and outstanding on March 1, 1999 and (C) warrants issued to any person as a condition to such person providing debt financing to the corporation (provided that the Board of Directors of the corporation unanimously approves the issuance of debt to such person) and any shares of Common Stock issued in connection with the exercise of such warrants.

                (v) Whenever the Conversion Price shall be adjusted as provided in this Section 5(g), the corporation shall as soon as practicable thereafter file at its principal office, a statement signed by its Chief Financial Officer, showing in reasonable detail the basis for such adjustment and the actual Conversion Price that shall be in effect after such

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        adjustment and shall cause a copy of such statement to be sent to the holders of the Series A Preferred Stock at their addresses on the books and records of the corporation.

        (h) Changes in Common Stock. In case at any time the corporation shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the corporation's assets, charter amendment, recapitalization or reclassification of the Common Stock or a "Stock Sale," as defined below) in connection with which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the corporation or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a "Transaction"), then, as a condition of the consummation of the Transaction, lawful, enforceable and adequate provision shall be made so that the holders of Series A Preferred Stock shall be entitled to receive upon conversion of their shares of Series A Preferred Stock at any time on or after the consummation of the Transaction, in lieu of the shares of Common Stock issuable upon such conversion prior to such consummation, the securities or other property (including cash) to which such holders of Series A Preferred Stock would have been entitled upon consummation of the Transaction if such holders had converted their shares of Series A Preferred Stock immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 5). If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding Common Stock (a "Stock Sale"), and if the holders of Series A Preferred Stock so designate in a written notice given to the corporation, such holders of Series A Preferred Stock shall be entitled to receive upon the conversion of their shares of Series A Preferred Stock at any time on or after the consummation of the Stock Sale in lieu of the shares of Common Stock issuable upon conversion prior to the consummation of the Stock Sale, the securities or other property to which such holders of Series A Preferred Stock would have been entitled if such holders had converted their shares of Series A Preferred Stock prior to the expiration of such purchase, tender or exchange offer and had accepted such offer (subject to adjustments from and after the consummation of such purchase, tender or exchange offer as nearly equivalent as possible to the adjustments provided for in this Section 5). The corporation will not effect any Transaction unless prior to the consummation thereof each corporation or entity (other than the corporation) which may be required to deliver any securities or other property upon the conversion of Series A Preferred Stock as provided herein shall assume, by written instrument delivered to the holders of Series A Preferred Stock, the obligation to deliver to such holders such securities or other property as in accordance with the foregoing provisions such holders may be entitled to receive. The foregoing provisions of this Section 5(h) shall similarly apply to successive Transactions.

        (i) Other Action Affecting Common Stock. In case at any time or from time to time the corporation shall take any action affecting the Common Stock, other than an action described in Section 5(h) hereof, then, unless in the opinion of the Board of Directors of the corporation such action will not have a material adverse effect upon the rights of the holders of

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Series A Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights of the holders), the conversion formula set forth in Section 5(a) shall be adjusted in such manner and at such time as the Board of Directors of the corporation may in good faith determine to be equitable in the circumstances.

        (j) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

        (k) Any shares of Series A Preferred Stock which shall at any time have been converted pursuant to this Section 6 shall, after such conversion, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

        Section 6. Liquidation Preference.

        (a) Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of any stock ranking junior to the Series A Preferred Stock, an amount equal to $100.00 per share plus the amount of accrued and unpaid dividends thereon (the "Liquidation Preference")(such Liquidation Preference to be adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to shares of the Series A Preferred Stock). If upon the occurrence of any such liquidation, dissolution or winding up of the corporation the assets and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the corporation legally available for distribution after payment of any amounts due and owing to holders of any stock ranking senior to the Series A Preferred Stock shall be distributed ratably among the holders of Series A Preferred Stock based upon the number of shares of Series A Preferred Stock then held by them.

        (b) Consolidation, Merger, etc. Not a Liquidation. The consolidation or merger of the corporation with or into any other entity, the acquisition of the capital stock of the corporation in a share exchange or the sale, lease or other disposition of all or substantially all of the assets, property or business of the corporation shall not be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section 6.

        (c) Valuation of Securities. Any securities to be distributed pursuant to this Section 6 in a liquidation, dissolution or winding up of the corporation shall be the fair market value

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thereof, as determined in good faith by the Board of Directors of the corporation or, if so required by a holder of Series A Preferred Stock, as determined by a national or regional investment bank or a national accounting firm mutually selected by such holder and the corporation, the fees and expenses of which shall be paid by the corporation.

        (d) Notice. Written notice (the "Notice") of any such liquidation, dissolution or winding up of the corporation within the meaning of this Section 6, which states the payment date, the place where said payments shall be made and the date on which Conversion Rights (as defined in Section 5) terminate as to such shares (which shall be not less than 20 days after the date such notice is given), shall be given by first class mail, postage prepaid, or by telecopy, facsimile or recognized overnight courier, not less than 30 nor more than 60 days prior to the payment date stated therein, to the then holders of record of Series A Preferred Stock and Common Stock, such Notice to be addressed to each such holder at its address as shown on the records of the corporation.

        Section 7. Redemption Rights.

        (a) The corporation shall have the right at any time after November 1, 2005 to redeem, out of funds legally available therefor, any outstanding shares of Series A Preferred Stock, in whole or in part, for a redemption price equal to the Liquidation Price per share of the Series A Preferred Stock (calculated as if the corporation liquidated on the date of redemption). On November 1, 2008, the corporation shall redeem, out of funds legally available therefor, any outstanding shares of Series A Preferred Stock, in whole or in part, for a redemption price equal to the Liquidation Price per share of the Series A Preferred Stock (calculated as if the corporation liquidated on the date of redemption).

         (b) In the event that fewer than all the outstanding Series A Preferred Stock are to be redeemed, except as otherwise provided by law, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board or by any other method as may be determined by the Board in its sole discretion to be equitable.

        (c) In the event the corporation shall redeem shares of Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

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        (d) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price), the redeemed shares of Series A Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

        (e) Any shares of Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

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